                                                                    Exhibit 99.2

CONTACT:                                                   FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6671

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619


                     BLYTH, INC. COMMENTS ON FOURTH QUARTER
        COMPANY ANTICIPATES ONE-TIME AND OTHER UNUSUAL CHARGES RELATED TO
            RATIONALIZATION OF U.S. CONSUMER WHOLESALE BUSINESS UNITS

GREENWICH, CT, November 29, 2001: Blyth, Inc. (NYSE:BTH) today during its third quarter fiscal year 2002 earnings teleconference commented on its outlook for the fourth quarter of fiscal 2002. Based on management's expectations at this time, the Company anticipates reporting several restructuring and other one-time events when it announces fourth quarter results on March 14, 2002. These efforts are expected to impact Blyth's fourth quarter earnings by approximately $12 - $15 million pre-tax, resulting in earnings per share charges of $.16 - $.20.

The Company noted that two-thirds of these anticipated charges, or $8 - $10 million, relate to the closure of the Company's 62nd Street Chicago facility due to overall manufacturing over-capacity. These costs largely reflect the asset write-off of facilities and equipment, and severance.

An additional $4 - $5 million in anticipated charges relate primarily to other rationalization within Blyth's U.S. consumer wholesale businesses. This includes lease write-offs, as well as other one-time costs, most of which relate to the market slowdown in the mass channel, as well as costs associated with discontinued product lines.

Commenting on the anticipated expenses, Robert B. Goergen, Chairman of the Board and CEO, said, "These charges reflect the need for Blyth - like any successful company - to recognize and react to the changing economies and requirements of the marketplace. The decision to close a facility is a difficult one. Last year, we divested ourselves of citronella candles, which were made in our Chicago location. This, combined with the significant changes that have taken place in recent months in the mass market, resulted in significant over-capacity and necessitated a prompt response."

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite(R) brand, to retailers in the mid-tier and premium retail channels, under the Colonial Candle of Cape Cod(R), Kate's Original Recipe(TM) and Carolina Designs(R) brands and in the mass retail channel under the Florasense(R), Ambria(TM) and FilterMate(R) brands. In Europe, its products are also sold under the Gies, Colony and Wax Lyrical brands. Blyth also markets a broad range of Creative Expressions and Foodservice products, including seasonal and home decor products under the Midwest of Cannon Falls(R) brand, decorative seasonal products under the Impact(TM) brand, paper-related products under the Jeanmarie(R) brand and tabletop illumination products and portable heating fuel for the hotel, restaurant and catering trade, under the Ambria(TM), Sterno(R) and HandyFuel(R) brand names. Net Sales for the twelve months ended October 31, 2001 totaled $ 1,163.0 million.

Blyth, Inc. may be found on the Internet at www.blythinc.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of a continuing weakness of the retail and overall economic environment, the effects of our restructuring, the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks (including foreign currency fluctuations) associated with international sales and foreign products, the risks of being able to recruit new independent sales consultants, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2001 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2001.

                                       ###